UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

PHARMACYCLICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, California 94085

November __, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of Pharmacyclics, Inc. (the "Company"), which will be held at [     ] local time on Friday, December 18, 2009 at the Company’s offices, 995 E. Arques Avenue, Sunnyvale, CA 94085.  At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

1.	the election of seven (7) directors to serve until the 2010 annual meeting or until their successors are elected and qualified;

2.
the amendment of the Company’s 2004 Equity Incentive Award Plan (the “2004 Plan”) in order to increase the total number of shares of common stock authorized for issuance over the term of the 2004 Plan by an additional 2,000,000 shares;

3.
the authorization of the Company’s Board of Directors (the “Board”), at its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock, by a ratio of up to 1-for-3, without further approval or authorization of the Company’s stockholders;

4.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2010; and

5.	to transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement more fully describe the details of the business to be conducted at the Annual Meeting.

After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote IN FAVOR OF each such proposal.

After reading the Proxy Statement, please sign and promptly return the enclosed proxy card in the accompanying postage-paid return envelope. If you later decide to attend the Annual Meeting in person and vote by ballot, only your vote at the Annual Meeting will be counted.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ ROBERT W. DUGGAN

Robert W. Duggan
Chairman of the Board and Chief Executive Officer

IMPORTANT

Please sign and promptly return the enclosed proxy card in the accompanying postage-paid return envelope so that your shares may be voted if you are unable to attend the Annual Meeting.

PHARMACYCLICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November __, 2009

TO THE STOCKHOLDERS OF PHARMACYCLICS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Pharmacyclics, Inc., a Delaware corporation (the "Company"), will be held at [     ] local time on Friday, December 18, 2009 at the Company’s offices, 995 East Arques Avenue, Sunnyvale, CA 94085, for the following purposes:

1.	to elect seven (7) directors to serve until the 2010 annual meeting or until their successors are elected and qualified;

2.
to amend the Company’s 2004 Equity Incentive Award Plan (the “2004 Plan”) in order to increase the total number of shares of common stock authorized for issuance over the term of the 2004 Plan by an additional 2,000,000 shares;

3.
to consider and vote upon a proposal to authorize the Board of Directors of the Company (the “Board”), at its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), by a ratio of up to 1-for-3, without further approval or authorization of the Company’s stockholders;

4.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2010; and

5.	to transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on October 21, 2009 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's principal executive offices at 995 East Arques Avenue, Sunnyvale, California 94085, for a period of ten (10) days immediately prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement, which describes the matters to be voted upon at the Annual Meeting. Then, please sign and promptly return the enclosed proxy card in the accompanying postage-paid return envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting, and vote by ballot, only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

This proxy and the accompanying form of Proxy were first mailed to all stockholders entitled to vote at the Annual Meeting on or about November __, 2009.

Sincerely,

/s/ RAINER M. ERDTMANN

Rainer M. Erdtmann
Secretary

Sunnyvale, California
November __, 2009

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.

PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, California 94085
_______________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 18, 2009

_______________

GENERAL INFORMATION FOR STOCKHOLDERS

The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors (the "Board") of Pharmacyclics, Inc., a Delaware corporation (the "Company"), for use at its 2009 Annual Meeting of Stockholders (the "Annual Meeting") to be held at [     ] local time on December 18, 2009, at the Company’s offices at 995 East Arques Avenue, Sunnyvale, California 94085 and at any adjournment or postponement thereof.

Record Date and Voting

Stockholders of record at the close of business on October 21, 2009 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 50,054,582 shares of the Company's Common Stock (the "Common Stock") outstanding and entitled to vote. No shares of the Company's preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "ABSTAIN" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum. Broker non-votes (i.e., the submission of a Proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) are also counted for purposes of determining the presence of a quorum for the transaction of business. Shares voted "FOR" or "AGAINST" a particular matter presented to stockholders for approval at the Annual Meeting will be treated as shares entitled to vote ("Votes Cast") with respect to such matter. Abstentions also will be counted towards the tabulation of Votes Cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the amendment to the 2004 Plan), but will have the same effect as negative votes on proposals that require a majority of the outstanding shares (such as the reverse stock split proposal).

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Stockholders may not cumulate votes in the election of directors. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the Proxy, the shares will be voted accordingly. If a Proxy is returned to the Company and no choice is specified, the shares will be voted IN FAVOR OF each of the Company's nominees for director and IN FAVOR OF the approval of each of the proposals described in the Notice of Annual Meeting of Stockholders and in this Proxy Statement.

Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting the Corporate Secretary, in writing at 995 East Arques Avenue, Sunnyvale, California 94085 or by telephone at (408) 774-0330. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by December 1, 2009.

Revocability of Proxies

Any stockholder giving a Proxy pursuant to this solicitation may revoke it at any time prior to the meeting by filing with the Secretary of the Company at its principal executive offices at 995 East Arques Avenue, Sunnyvale, California 94085-4521, a written notice of such revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of the Notice of Annual Meeting, this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. To assure that a quorum will be present in person or by proxy at the Annual Meeting, it may be necessary for certain officers, directors, employees or other agents of the Company to solicit proxies by telephone, facsimile or other means or in person. The Company will not compensate such individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's fiscal 2010 annual meeting of stockholders is the close of business on [July 16, 2010]. Proposals of stockholders intended to be presented at the Company's fiscal 2010 annual meeting of stockholders without inclusion of such proposals in the Company's proxy statement and form of proxy relating to the meeting must be received by the Company no later than the close of business on September 19, 2010 and no earlier than the close of business on August 20, 2010.

Important Notice Regarding The Availability Of Proxy Materials For The Shareholders Meeting To Be Held On December 18, 2009

Under rules recently adopted by the Securities and Exchange Commission (“SEC”) , we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record.  This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 are available at: http://www.ir.pharmacyclics.com/2009annual.cfm

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE – ELECTION OF DIRECTORS

At the Annual Meeting, a Board of Directors consisting of seven (7) members will be elected to serve until the Company’s next Annual Meeting or until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal. The independent members of the Board have accepted the recommendation of the Nominating and Corporate Governance Committee and have selected seven (7) nominees, six of whom are current directors of the Company and one new director nominee. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unavailable or will decline to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them IN FAVOR OF each of the nominees named below. The seven (7) candidates receiving the highest number of affirmative votes of all of the Votes Cast at the Annual Meeting will be elected. If any nominee is unable to or declines to serve as a director, the Proxies may be voted for a substitute nominee designated by the Nominating and Corporate Governance Committee

Vote Required and Board Recommendation

The seven (7) nominees receiving the highest number of affirmative votes of the shares present in person or represented by Proxy and entitled to vote at the Annual Meeting shall be elected as directors of the Company.

The Board recommends that stockholders vote IN FAVOR OF the election of each of the following nominees to serve as directors of the Company.

Information with Respect to Director Nominees

Set forth below is information regarding the nominees.

Name	Age	Position(s) with the Company	Director Since
Robert W. Duggan	65	Director, Chairman and CEO	2007
Glenn C. Rice, Ph.D.(1)	53	Director, President and COO	2008
Jason T. Adelman	40	Director	2009
Cynthia C. Bamdad, Ph.D.	56	Director	2008
Minesh P. Mehta, M.D.	51	Director	2008
David D. Smith, Ph.D.	38	Director	2008
Richard A. van den Broek	43	Director Nominee	-

(1)           Dr. Rice will end his employment with the Company effective mid-February, 2010.

Business Experience of Directors

Mr. Duggan has been a member of our Board of Directors since September 2007 and has served as Chief Executive Officer since September 2008. Mr. Duggan served as Chairman of the Board of Directors of Computer Motion, Inc., a computerized surgical systems company, from 1990 to 2003 and Chief Executive Officer from 1997. Computer Motion was acquired by Intuitive Surgical, Inc. in 2003. Mr. Duggan is the founder of the investment firm Robert W. Duggan & Associates. Mr. Duggan has been a private venture investor for more than 30 years and has participated as a director of, investor in, and advisor to numerous small and large businesses in the medical equipment, computer local and wide area network, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communication industries. Mr. Duggan has also assisted in corporate planning, capital formation and management for his various investments.  He received the Congressman’s Medal of Merit and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac. Mr. Duggan is currently also a director of Intuitive Surgical, Inc.  He is a member of the University of California at Santa Barbara Foundation Board of Trustees.

Dr. Rice has served as President and Chief Operating Officer of the company since February 2009 and became a director of Pharmacyclics in September of 2008.  Dr. Rice has recently informed the Company that he will be leaving his employment with the Company effective mid-February, 2010.  Dr. Rice has over 25 years of oncology drug development experience in the biopharmaceutical industry including research, preclinical and clinical trials as well as extensive experience in licensing, partnerships and M&A. Dr. Rice is the founder and served as Chief Executive Officer of Pacific Biopharma Group from 2007 to 2009 and from 2004 to May 2007 as founder and Chief Executive Officer of Bridge Laboratories, Inc.  From 2002 to 2004, Dr. Rice served as Vice President, Biosciences at SRI International in Menlo Park, CA, heading up a staff of 170 employees. In 2005, he helped co-found the Critical Path Institute, in Tucson, Arizona, a not-for-profit institute. From 1999 to 2002, Dr. Rice served as a Director and Vice President of Research at ILEX Oncology Inc., a NASDAQ listed oncology focused company. He was a founder and served as Chief Executive Officer and President in 1999 of Convergence Pharmaceuticals, Inc., a privately held Boston based cancer biopharmaceutical company which was sold to ILEX Oncology in 1999. Prior to Convergence, Dr. Rice was Vice President of Research at Cytokine Networks from 1998 to 1999, managing multiple preclinical and clinical programs and closing strategic partnerships; and Director of Cell Therapeutics (NASDAQ: CTIC) from 1993 to 1998.  He headed a discovery laboratory at Genentech Inc. (NYSE:DNA) from 1987 to 1993. Dr. Rice is currently an inventor on over 20 patents or patent applications and has authored over 75 manuscripts and book chapters.

Mr. Adelman was elected as a Director of the company in March 2009. Mr. Adelman is Senior Managing Director of Burnham Hill Partners LLC ("BHP"), an investment and merchant banking firm headquartered in New York City, which he founded in August of 2003. From September 1999 until July 2003 Mr. Adelman was Managing Director of Investment Banking in the New York office of H.C. Wainwright & Company, Inc. Mr. Adelman began his career at Coopers and Lybrand LLP where he worked in the financial services industry consulting practice, with a particular focus on the hedge fund industry. Mr. Adelman is also the co-founder and a Managing Member of Cipher Capital Partners since 2006. Mr. Adelman graduated from the University of Pennsylvania with a BA, cum laude, in Economics (1991) and graduated from Cornell Law School (1994), where he was Editor of the Cornell International Law Journal. Mr. Adelman also serves on the audit and compensation committees of Trio-Tech International, an Amex listed company.

Dr. Bamdad was elected as a Director of the company in October 2008. Dr. Bamdad has served as the Chairman of the Board, Chief Scientific Officer and Treasurer of Minerva Biotechnologies Corp. ("Minerva"), a pioneer in the field of nanotechnology, since 1999. She is the founder of Minerva and previously served as its Chief Executive Officer from 1999 to October 2005. She has also been a Director of the School of Social Science, Urban Affairs and Public Policy, Northeastern University since 2007. Dr. Bamdad received a B.S. in Physics from Northeastern University in 1992 and a Ph.D. in Biophysics from Harvard University in 1997. While a Ph.D. student at Harvard, Dr. Bamdad invented the first electronic DNA chip and the first universal protein chip. Dr. Bamdad is the sole or co-inventor of over 100 patent applications, both foreign and domestic, for novel technologies, therapeutics and diagnostics.

Dr. Mehta was elected as a Director of the company in September 2008. Dr. Mehta is an internationally recognized expert in human clinical drug trial strategy, design and execution and has managed national and international trials of all sizes including International Phase 3 trials. He is a Professor in the Department of Human Oncology at the University of Wisconsin's School of Medicine and Public Health since 2002, and is Program Leader of the Imaging and Radiation Sciences Program of the Paul P. Carbone Comprehensive Cancer Center (UWCCC). Dr. Mehta was Chairman of the Department of Human Oncology from 1997 to 2007. He has been a member of the Board of Directors of the American Society for Therapeutic Radiology and Oncology (ASTRO) since 2006 and Chair of the Radiation Therapy Oncology Group (RTOG) Brain Tumor Committee since 1998. From 1997 to 2001, he served as an ad-hoc member of the FDA's Technology Assessment Committee and from 2001 to 2005, he served on and eventually Chaired the FDA Radiological Devices Panel. He has more than 400 publications to his credit, especially in the areas of radiation therapy and translational and clinical cancer research. Dr. Mehta obtained his medical degree at the University of Zambia in 1981 and commenced his residency there at the Ndola Central Hospital. He moved to the University of Wisconsin, Madison, in 1984 and completed his residency in radiation oncology in 1988 when he took up an Assistant Professorship in Human Oncology, was promoted to Associate Professor and became the Director of the Radiation Oncology Residency Training Program. After serving as Vice-Chairman and Interim Chairman, Dr. Mehta became Chair of Human Oncology and also is a Professor in the Department of Neurological Surgery. Dr. Mehta currently serves as a Staff Physician at 8 hospitals in Wisconsin and Illinois. Dr. Mehta has authored over 70 clinical protocols.

Dr. Smith was elected as a Director of the company in October 2008. Dr. Smith has been a senior biostatistician at City of Hope, a cancer research hospital in Los Angeles since 2000. Dr. Smith holds a B.A. in Mathematics and a Ph.D. in Statistics. After his dissertation on integrating and synthesizing information in clinical and observational studies in oncology, he served as a Biostatistical Reviewer for the Division of Oncology Drug Products, U.S. Food and Drug Administration (FDA) for 3 years. During his tenure at the FDA, he reviewed more than 40 chemotherapy INDs and NDAs. He represented the FDA statistical perspective at five Oncologic Drugs Advisory Committee sessions, including three on the problems of missing data in outcomes research. After leaving the FDA in 2000, he went to City of Hope and the front lines of cancer research. During his eight years at City of Hope, he has designed and analyzed over 50 solid tumor and hematology protocols at all levels of development, from pre-clinical and genomic studies to Phase II/III trials. Dr. Smith has been a co-investigator on grants from the National Cancer Institute, National Institutes of Health, the American Cancer Society, the Susan G. Komen Breast Cancer Foundation and the Leukemia-Lymphoma Society. Dr. Smith is an author and coauthor of over 40 papers in peer-reviewed biostatistics, oncology, surgery, radiation, and immunology journals.

Mr. van den Broek is a nominee for director of the Company.  Since 2004, Mr. van den Broek has been Managing Partner of HSMR Advisors, LLC, an investment fund focused on the biotechnology industry. From 2000 through 2003 he was a Partner at Cooper Hill Partners, LLC, an investment fund focused on the healthcare sector. Prior to that Mr. van den Broek had a ten year career as a biotech analyst, starting at Oppenheimer & Co., then Merrill Lynch, and finally at Hambrecht & Quist. Mr. van den Broek is a graduate of Harvard University and is a Chartered Financial Analyst.

There are no family relationships among executive officers or directors of the Company.

Change of Board Composition

On September 10, 2008, former directors Christine A. White, M.D., Richard M. Levy, Ph.D., Miles R. Gilburne and Richard A. Miller, M.D. all resigned as members of the Board.  The remaining members of the Board at that time, consisting of Mr. Robert W. Duggan and Mr. James L. Knighton, appointed Minesh P. Mehta, M.D. and Glenn C. Rice, Ph.D. to the Board.  Following the expiration of the 10 day waiting period as required by the SEC, the Board further appointed Cynthia Bamdad, Ph.D., and David Smith, Ph.D. to the Board.  The appointment of Dr. Mehta and Dr. Rice together with the appointment of Dr. Bamdad and Dr. Smith, constituted a change in the composition of the Board.  Mr. Knighton resigned from the Board effective January 15, 2009.

Board Meetings, Independence, Committees and Compensation

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  During the fiscal year ended June 30, 2009, the Board held twelve (12) meetings.  With the exception of Dr. Bamdad, all directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the fiscal year ended June 30, 2009.  Current and former committee membership are shown in the table below:

Current Directors:	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert W. Duggan	Chairman
Glenn C. Rice, Ph.D.	Member
Jason T. Adelman	Member	Chair	Chair	Member
Cynthia C. Bamdad, Ph.D.	Member	Member	Member	Member
Minesh P. Mehta, M.D.	Member	Member	Member	Member
David D. Smith, Ph.D.	Member			Member

Former Directors:
Miles R. Gilburne(1)	Member	Member		Member
James L. Knighton(2)	Member	Chair		Member
Richard M. Levy, Ph.D.(1)	Member		Chair	Member
Richard A. Miller, M.D.(1)	Member
Christine A. White, M.D.(1)	Member	Member	Member	Member

(1) Resigned on September 10, 2008

(2) Resigned on January 15, 2009

Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Board encourages directors to attend.  Five of the current Board Members attended our annual stockholder meeting in December 2008.

The Board has determined that all of the members of the Board during the fiscal year ended June 30, 2009, other than Mr. Duggan and Dr. Rice were “independent” and that other than Mr. Duggan and Dr. Rice, all director nominees, including Mr. van den Broek are “independent” as that term is defined in the Nasdaq Marketplace Rules.  Mr. Duggan and Dr. Rice were not considered independent because each was an executive officer of the Company.  As required under applicable Nasdaq Marketplace Rules, the Company’s independent directors meet regularly in executive session at which only they are present.  The Board has further determined that director nominees Jason T. Adelman, Cynthia Bamdad and Minesh Mehta, who are members of the Company's Audit Committee, satisfy the more restrictive independence requirements for Audit Committee members set forth in United States securities laws. See "Board Meetings, Independence and Committees" below for further discussion of these independence determinations. Dr. Miller, who resigned as a director on September 10, 2008 was also not independent.

Audit Committee

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also charged with the review and approval of all related party transactions involving the Company. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A more complete description of the powers and responsibilities delegated to the Committee is set forth in the Audit Committee charter. The Board had determined that all members of the Audit Committee, Jason T. Adelman, Cynthia C. Bamdad, Ph.D. and Minesh P. Mehta, M.D., for the fiscal year ended June 30, 2009, were “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Board has determined that Mr. Adelman, the Audit Committee Chairman, is the “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).  The Audit Committee held five (5) meetings during the fiscal year ended June 30, 2009.

Compensation Committee

The Compensation Committee reviews and approves the Company’s general compensation policies, sets compensation levels for the Company’s executive officers and administers the Company’s 2004 Equity Incentive Award Plan (the “2004 Plan”) and the Employee Stock Purchase Plan. The Compensation Committee has adopted a written charter. The Board had determined that all of the members of the Compensation Committee for the fiscal year ended June 30, 2009 were “independent” as that term is defined in the Nasdaq Marketplace Rules.  The Compensation Committee held four (4) meetings during the fiscal year ended June 30, 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance (“NCG”) Committee establishes qualification standards for Board membership, identifies qualified individuals for Board membership and considers and recommends director nominees for approval by the Board and the stockholders. The NCG Committee has adopted a written charter. The NCG Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. The NCG Committee also takes a leadership role in shaping the corporate governance of the Company. The Board had determined that all of the members of the NCG Committee for the fiscal year ended June 30, 2009 were “independent” as that term is defined in the Nasdaq Marketplace Rules.  The Nominating and Corporate Governance Committee held one (1) meeting during the fiscal year ended June 30, 2009.

Director Nomination and Communication with Directors

Criteria for Nomination to the Board

In evaluating director nominees, the NCG Committee considers the following factors:

•	the appropriate size of the Board;

•	the level of technical, scientific, operational, strategic and/or economic knowledge of the Company’s business and industry;

•	experience at the senior executive or board level of a public company;

•	integrity and commitment to the highest ethical standards;

•	whether the candidate possesses complimentary skills and background with respect to other Board members; and

•	the ability to devote a sufficient amount of time to carry out the duties and responsibilities as a director.

The objective of the NCG Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. In doing so, the NCG Committee also considers candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated minimum criteria for director nominees. The NCG Committee may, however, consider such other factors as it deems are in the best interests of the Company and its stockholders.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the NCG Committee decides not to nominate a member for re-election, the Committee will identify the desired skills and experience of a new nominee as outlined above, providing that the Board determines to fill the vacancy. To date, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future.

Stockholder Proposals for Nominees and Other Communications

The NCG Committee will consider proposed nominees whose names are submitted to it by stockholders, providing that the stockholder has held Company stock at least one (1) year and holds a minimum of 1% of the Company’s outstanding voting securities. If a stockholder wishes to suggest a proposed name for consideration, he or she must follow our procedures regarding the submission of stockholder proposals. Our amended and restated bylaws permit stockholders to nominate directors for election at our annual meeting of stockholders as long as stockholders provide the Company with proper notice of such nomination. Any notice of director nomination must meet all of the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the nominee’s consent to serve as a director. Stockholders may send recommendations for director nominees or other communications to the Board or any individual director c/o Secretary, Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California, 94085. All communications received are reported to the Board or the individual directors, as appropriate. For any stockholder to make a director nomination at the Company’s 2010 annual meeting, the stockholder must follow the procedures which are described above under “Deadline for Receipt of Stockholder Proposals.”

Code of Ethics and Committee Charters

The Board has also adopted a formal code of conduct that applies to all of our employees, officers and directors. The latest copy of our Code of Business Conduct and Ethics, as well as the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board are available in the “Investors” section of our website at www.pharmacyclics.com.  Any person may obtain a copy of the Code of Business Conduct and Ethics, without charge, by writing to Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085, Attn: Secretary.

PROPOSAL TWO – AMENDMENT OF THE
PHARMACYCLICS 2004 EQUITY INCENTIVE AWARD PLAN

Stockholders are requested in this Proposal Two to approve an amendment to our 2004 Plan that will increase the maximum number of shares available for issuance under the 2004 Plan by an additional 2,000,000 shares.

The amendment was adopted by the Board on October 28, 2009.  The Board believes that the increase in the share reserve is necessary in order to enable the Company to continue to attract and retain the highest caliber of employees, to link incentive rewards to Company performance, to encourage employee ownership in the Company and to align the interests of employees and directors with those of stockholders.

The Company has reserved an aggregate of 4,600,000 shares of our Common Stock for issuance under the 2004 Plan.  All such shares were approved by our stockholders. As of September 30, 2009, there were 8,513,587 shares to be issued upon exercise of outstanding options with 568,492 shares remaining for grant under the 2004 Plan. The weighted average exercise price of all outstanding options is $4.92 and the weighted average remaining term of all options is 5.9 years. On September 30, 2009, the closing selling price per share of Common Stock on NASDAQ was $1.96 per share.

For information regarding stock option grants to our Chief Executive Officer and our two other most highly compensated executive officers for the fiscal year ended June 30, 2009, see the section entitled “Executive Compensation.”

Stockholders are requested in this proposal to approve the amendment of the 2004 Plan.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment of the 2004 Plan. Abstentions will be counted towards the tabulation of Votes Cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purposes in determining whether this matter has been approved.

The Board of Directors recommends that the stockholders vote IN FAVOR OF adoption of the amendment of the 2004 Plan.

A summary of the key features of the 2004 Plan is outlined below. This summary is not a complete description of all the provisions of the 2004 Plan and is therefore qualified by reference to the 2004 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual 2004 Plan may do so upon written request to the Secretary of the Company at the Company’s principal offices in Sunnyvale, California.

Purpose

The 2004 Plan allows the Company to provide employees, consultants and members of the Company’s Board who are selected to receive awards under the 2004 Plan the opportunity to acquire an equity interest in the Company. The Board believes that equity incentives are a significant factor in attracting and motivating eligible persons whose present and potential contributions are important to the Company.

Key Provisions

The following is a summary of the key provisions of the 2004 Plan:

Plan Termination Date:	September 17, 2014

Eligible Participants:	Employees, directors and consultants of the Company (except that only employees are eligible for Incentive Stock Options)

Shares Authorized:	2,000,000 plus any shares previously authorized and available for issuance under the 2004 Plan.

Restricted Stock/Full Value Award Limit:	The reserved shares shall be reduced by 1.38 shares for every restricted stock, performance share, restricted stock unit, deferred stock, or other full value award

Award Types:	(1) Incentive stock options
(2) Nonstatutory stock options
(3) Restricted Stock
(4) Stock Appreciation Rights
(5) Performance Shares
(6) Deferred Stock
(7) Restricted Stock Units
(8) Dividend Equivalents
(9) Performance Stock Units
(10) Stock Payment Awards
(11) Performance Bonus Awards
(12) Performance-Based Awards
(13) Other Stock-Based Awards

Grant Limits Per Person Per Year:	Stock Options/SARs: 1,000,000

Vesting:	Determined by Compensation Committee

Not Permitted:	Repricing of stock options without stockholder approval

Incentive Stock Option Limit:	No more than 5,000,000 shares may be issued pursuant to incentive stock options

Eligibility

Company employees are eligible to receive all types of awards approved under the 2004 Plan. Directors and consultants of the Company are eligible to receive all types of approved awards except for incentive stock options. The Compensation Committee or its delegate will determine which employees and consultants will receive awards under the 2004 Plan.  As of September 30, 2009, approximately 47 employees, including 5 executive officers, were eligible to participate in the 2004 Plan.

Awards

Awards under the 2004 Plan may be designed to constitute “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or discretionary. Specifically, at the Compensation Committee’s discretion, it may condition the grant or vesting of awards on the attainment of individual or company-wide performance goals. In doing so, the Compensation Committee may select performance factors based on measures, including the criteria noted below, for purposes of determining whether performance goals relating to awards have been satisfied:

•	revenue;

•	achievements of specified milestones in the discovery and development of one or more of the Company’s products;

•	achievement of specified milestones in the commercialization of one or more of the Company’s products;

•	expense targets;

•	personal management objectives;

•	share price (including, but not limited to, growth measures and total stockholder returns);

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	net losses;

•	operating earnings;

•	operating cash flow;

•	return on net assets;

•	return on stockholders’ equity;

•	return on assets;

•	return on capital;

•	gross or net profit margin;

•	earnings per share; and

•	market share.

The above criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Non-Employee Director Stock Options

Under the 2004 Plan, our non-employee Directors will receive annual, automatic, non-discretionary grants of nonqualified stock options.

Each new non-employee Director will receive an option to purchase 10,000 shares as of the date he or she first becomes a non-employee Director. This option grant vests in equal annual installments over five (5) years. In addition, on the date of each annual meeting, each individual re-elected as a non-employee Director will receive an automatic option grant to purchase an additional 7,500 shares of our Common Stock, provided such individual has served as a director for at least six (6) months prior to the grant. This option grant vests in equal monthly installments over twelve (12) months following the date of grant. Upon a non-employee Director’s termination of membership on the Board due to death or disability, his or her options shall immediately vest in full and the Company’s repurchase right shall lapse in its entirety.

The exercise price of each option granted to a non-employee Director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten (10) years measured from the grant date, subject to termination in the event of the optionee’s cessation of Board service. The 2004 Plan provides that the optionee will have a thirty-six (36) month period following a cessation of Board service in which to exercise any outstanding vested options. Each option will be immediately exercisable for any or all of the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares.

Adjustment Provisions

In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of the Company’s Common Stock or similar event affecting the Common Stock, the Compensation Committee shall adjust the number and kind of shares granted under the 2004 Plan, as well as the number and kind of shares subject to outstanding awards and the grant or exercise price of outstanding awards.

Change in Control

In the event of a “change in control” of the Company, each outstanding award under the 2004 Plan shall automatically be vested with respect to fifty percent (50%) of the unvested shares of Common Stock. To the extent the remaining fifty percent (50%) of unvested awards are not assumed or replaced by the successor corporation, they will also be accelerated. However, if the successor corporation assumes or provides a replacement award, then the remaining fifty percent (50%) of unvested awards will not automatically vest; provided that if the participant is terminated for reasons other than “misconduct” during the twelve (12) month period following the change in control, then the remaining fifty percent (50%) of such participant’s award will immediately vest and become exercisable. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Stock Options

The exercise price of all stock options granted under the 2004 Plan may not be less than the fair market value of the Company’s Common Stock on the date of grant and no stock option will be exercisable more than ten (10) years after the date it is granted. The Compensation Committee will determine at the time of grant when each stock option becomes exercisable. Payment of the exercise price of a stock option may be in cash, Common Stock owned by the participant or by a combination of cash and Common Stock. The Company may require, prior to issuing Common Stock under the 2004 Plan, that the participant remit an amount in cash or Common Stock sufficient to satisfy tax withholding requirements.

Restricted Stock and Other Full Value Awards

Except with respect to a maximum of 5% of the shares authorized for issuance, any awards of restricted stock, restricted stock units, deferred stock, dividend equivalent rights or other stock-based awards that vest on the basis of a participant’s continuous active service with the Company will not provide for vesting that is any more rapid than annual pro rata vesting over a three (3) year period and any awards of restricted stock, deferred stock, restricted stock units or performance share awards that provide for vesting upon the attainment of performance goals shall provide for a minimum vesting period of at least twelve (12) months.

Restrictions on Transfer

An optionee may only transfer an incentive stock option by will or by the laws of descent and distribution. During the lifetime of the optionee, only the optionee may exercise an incentive stock option. Nonstatutory stock options are transferable only to the extent provided in the individual option agreement. An optionee may designate a beneficiary who may exercise the option following the optionee’s death. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate. Rights under a restricted stock or restricted stock unit agreement will be transferred only if expressly authorized by the terms of the applicable purchase agreement.

Termination of Employment

Upon termination of a participant’s employment, a participant has a limited period of time in which to exercise outstanding stock options for any shares in which the participant is vested at that time. This period will be specified by the Compensation Committee, need not be uniform among all options issued under the 2004 Plan, and may reflect distinctions based on the reasons for termination of employment. All outstanding awards will be forfeited to the Company to the extent they are not vested when the participant terminated employment.

Administration

Under Section 162(m) of the Internal Revenue Code (the “Code”), grants may be made only by a committee comprised solely of two (2) or more directors eligible to serve as a committee making awards qualified as performance-based compensation. The Compensation Committee will select the employees of the Company who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2004 Plan and establish, amend and rescind any rules relating to the 2004 Plan. The Compensation Committee may delegate all or part of its responsibilities to anyone it selects.

No Repricing of Options

The 2004 Plan does not permit the Board, without stockholder approval, to amend the terms of any outstanding award under the 2004 Plan to reduce its exercise price or cancel and replace any outstanding award with grants having a lower exercise price.

New Plan Benefits

Under the 2004 Plan, the Company’s Chief Executive Officer and two most highly compensated executive officers other than the Chief Executive Officer have received the following option grants: Robert W. Duggan, Chairman and Chief Executive Officer has not received any option grants, Joseph J. Buggy, Ph.D., Vice President, Research, has received options to purchase 400,000 shares and David J. Loury, Ph.D., Vice President, Preclinical Sciences has received options to purchase 565,000 shares.  All of the Company’s executive officers as a group have received options to purchase an aggregate of 2,565,000 shares under the 2004 Plan. Non-executive officer employees as a group have received options to purchase an aggregate of 2,020,700 under the 2004 Plan.

The Company’s non-employee directors as a group are eligible to receive grants under the 2004 Plan, as described under “Director Compensation.” Under the 2004 Plan, the director nominees standing for election at the Annual Meeting have received the following option grants: Jason T. Adelman has received options to purchase 35,403 shares; Cynthia C. Bamdad, Ph.D. has received options to purchase 67,406 shares; Minesh P. Mehta, Ph.D. has received options to purchase 10,000 shares; and David D. Smith has received options to purchase 83,700 shares.  Prior to becoming President and Chief Operating Officer, Glenn C. Rice, Ph.D., received options to purchase 70,836 shares as a non-employee director.  Under the 2004 Plan, the non-employee directors as a group have received options to purchase an aggregate of 267,345 shares.

All other future grants under the 2004 Plan are within the discretion of the Board of Directors or the Compensation Committee and the benefits of such grants are, therefore, not determinable.

Duration, Amendment and Termination

Without stockholder approval or ratification, the Board may suspend or terminate the 2004 Plan at any time or from time to time. The 2004 Plan will terminate on September 17, 2014, unless terminated sooner. The Board may also amend the 2004 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company if such amendment (i) increases the number of shares of Common Stock reserved for issuance under the 2004 Plan, (ii) expands the class of eligible participants under the 2004 Plan, (iii) materially increases the benefits available under the 2004 Plan, or (iv) is an amendment for which stockholder approval is necessary in order for the 2004 Plan to satisfy Section 422 of the Code, Rule 16b-3 of the Exchange Act, or any applicable Nasdaq Stock Market or securities exchange listing requirements. The Board may submit any other amendment to the 2004 Plan for stockholder approval, including but not limited to amendments intended to satisfy the requirements of Section 162(m) of the Code regarding excluding performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a general summary under current law of the material federal income tax consequences to us and participants in the 2004 Plan with respect to the grant and exercise of awards under the 2004 Plan. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice. We advise all participants to consult their own tax advisor as to the specific tax consequences of participating in the 2004 Plan.

Incentive Stock Options. Incentive stock options under the 2004 Plan are intended to be eligible for the favorable tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be treated for tax purposes as long-term capital gain or loss.

Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain (or any loss) upon the disqualifying disposition will be a capital gain (or loss), which will be long-term or short-term depending on whether the stock was held for more than one (1) year.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled  to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Awards, Restricted Stock Units, and Deferred Stock. Nonstatutory stock options, restricted stock awards, restricted stock units and deferred stock granted under the 2004 Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of the option, the participant ordinarily will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the exercise date over the exercise price.  If the stock received pursuant to the exercise is subject to further vesting requirements, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects under Section 83(b) of the Code to be taxed on receipt of the stock.

There are no tax consequences to the participant or the Company by reason of the grant of restricted stock, restricted stock units or deferred stock awards.  The participant ordinarily will  recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value over the purchase price, if any when such award vests. Under certain circumstances, the participant may be permitted to elect under Section 83(b) of the Code to be taxed on the grant date.

With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized..  The Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will generally recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock (if any) plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one (1) year.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Performance Shares and Performance Stock Units. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Stock Payments and other Stock-Based Awards. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally will be entitled to a deduction for the same amount.

PROPOSAL THREE – REVERSE STOCK SPLIT

Stockholders are requested in this Proposal Three to approve the authorization of the Board, at its discretion, to amend the Company’s Certificate of Incorporation, to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock, by a ratio with up to 1-for-3, without further approval or authorization of the Company’s Stockholders.

On October 28, 2009, the Board adopted a resolution approving and recommending to the Stockholders for their approval an amendment to the Certificate of Incorporation effecting, no later than 12 months after the Annual Meeting, a reverse split of all outstanding shares of the Company’s Common Stock at a specific ratio to be determined by the Board in its sole discretion up to 1-for-3.  If this proposal is approved, the Board will have the authority, but not the obligation, in its sole discretion, and without any further action on the part of the stockholders, to select a reverse split ratio up to 1-for-3 and to effect, no later than 12 months after the Annual Meeting, the reverse stock split by filing with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Certificate of Incorporation.  The form of the proposed Certificate of Amendment to effect the reverse stock split is attached to this proxy statement as Annex A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares outstanding will be required to approve the reverse stock split.  Abstentions and broker non-votes will be counted towards the tabulation of Votes Cast and will have the same effect as negative votes.  Notwithstanding approval of the reverse stock split at the Annual Meeting, the Board may, in its discretion, determine not to implement the reserve stock split.

The Board of Directors recommends that the stockholders vote IN FAVOR of authorizing the Board, at its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split at a specific ratio to be determined by the Board in its sole discretion up to 1-for-3.

Reasons for the Reverse Stock Split

The purpose of the proposed reverse stock split of our Common Stock is to combine the issued and outstanding shares of our Common Stock into a smaller number of shares, at the ratio selected by the Board, so that the shares of our Common Stock will trade at a higher price per share than recent trading prices.  The Board believes that the reverse split may improve the price level of the Company’s Common Stock and that this higher share price could help generate additional interest in the Company.  In addition, although we have made great strides in our operations in the past few years, we believe that our stock price does not fully reflect our achievements.  Our goal is to increase stockholder value and create a more orderly market for the trading of our stock.

The Board recognizes that the timing for effecting the reverse stock split is very important in determining whether the desired goal of a higher market price for the Common Stock is likely to be achieved. The Board is cognizant of the fact that general market conditions not specifically related to us or other conditions, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), can affect the result. Accordingly, instead of asking stockholders to authorize a reverse stock split in a specified amount and for us to implement the change at the current time, the Board is seeking stockholder approval of a proposal to authorize a reverse stock split in an amount which our Board deems appropriate, if and when required. Such amount would not be more than 1-for-3.

Determination of Reverse Stock Split Ratio

We are proposing that the Board have the discretion to select the reverse stock split ratio of up to 1-for-3 rather than proposing that stockholders approve a specific ratio at this time, in order to give the Board the flexibility to take into account then-current market conditions and changes in price of our Common Stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.  In particular, the Board will consider numerous factors including:

•	the historical and projected performance of our Common Stock and volume level before and after the reverse stock split,

•	prevailing market conditions,

•	general economic and other related conditions prevailing in our industry and in the marketplace generally,

•	the projected impact of the selected reverse stock split ratio on trading liquidity in our Common Stock,

•	our capitalization (including the number of shares of Common Stock issued and outstanding),

•	the prevailing trading price for our Common Stock and the volume level thereof, and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The Board may only effect one of the proposed reverse stock splits up to the limit approved.  Notwithstanding approval of the reverse stock split, the Board will have the ability to decline to file the Certificate of Amendment if it subsequently determines that the reverse stock split is no longer in the best interests of the Company.  If the Board fails to implement the reverse stock split within 12 months after the Annual Meeting, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

Effect of the Reverse Stock Split

The principal effects of the reverse stock split will be that the number of shares of Common Stock issued and outstanding will be reduced from  50,054,582 shares of Common Stock as of September 30, 2009 down to no less than 16,684,861 shares of Common Stock, depending on the exact split ratio chosen by the Board and subject to immaterial differences because fractional shares will not be issued and the number of shares of a holder will be rounded up.

The reverse stock split itself will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share.  No fractional shares will be issued as a result of the reverse stock split.  Instead, each stockholder whose shares are not evenly divisible will be rounded up to the nearest whole share of Common Stock.  However, the rounding up of fractional shares will not have a material effect of any stockholder’s percentage ownership interest or proportionate voting power.

Although the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced and will increase the ability of the Board to issue such authorized and unissued shares without further stockholder action. This issuance of such additional shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or bylaws. However, the Company does not have any plans, proposals or understandings to issue a portion of the additional shares that would be available if the reverse stock split is approved and implemented.

The reverse stock split will not affect the par value of the Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced up to one-third of its present amount, depending on the exact amount of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.

Possible Disadvantages of Reverse Stock Split

 Even though the Board believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

•	The reduced number of shares of our Common Stock resulting from a reverse stock split could adversely affect the liquidity of our Common Stock.

•
A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of its Common Stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

•
A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our Common Stock. These odd lots may be more difficult to sell than shares of Common Stock in even multiples of 100.

•
There can be no assurance that the market price per new share of our Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before the reverse stock split.

•
Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•
While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not necessarily improve.

•
If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Effect on Outstanding Options, Warrants, Rights and Convertible Securities

As required by their terms, all outstanding options, warrants, rights and convertible securities at the time of the reverse stock split will be appropriately adjusted for the reverse stock split automatically on the effective date of the reverse stock split. The number of shares subject to outstanding options and warrants will be reduced by the reverse stock split ratio and the exercise prices for outstanding options will be proportionately increased.

Effect on Beneficial Holders of Common Stock

Upon the reverse stock split, we intend to treat shares of the Company’s Common Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company’s Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of the Company’s Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered Book-Entry Holders of Common Stock

Some of the Company’s registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the Company's transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Company’s Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

Exchange of Stock Certificates

If the reverse stock split is adopted, stockholders will be required to exchange their stock certificates representing shares of Common Stock for certificates representing the shares of Common Stock to be issued as part of the reverse stock split. The Company will furnish to each stockholder of record on the Record Date of the reverse stock split a transmittal form with instructions for obtaining new certificates. Stockholders will be furnished the necessary materials and instructions to effect such exchange at the appropriate time by the Company’s transfer agent. Stockholders should not submit any certificates until requested to do so.

Implementation of Reverse Stock Split; Certificate of Amendment

If our stockholders approve this proposal, and the Board elects to effect the reverse stock split, we will file the Certificate of Amendment included as Annex A to this proxy statement (as completed to reflect the reverse stock split ratio as determined by the Board, in its discretion, up to 1-for-3). The Certificate of Amendment will become effective at 5:00 pm Eastern Time on the date when it is filed with the Secretary of State of the State of Delaware.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences relating to the reverse stock split as of the date hereof. This summary addresses only U.S. holders who hold their shares of Common Stock as a capital asset for U.S. federal income tax purposes (i.e., generally, property held for investment).

For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, and may adversely affect the U.S. federal income tax consequences described herein. This summary does not discuss all of the tax consequences that may be relevant to particular stockholders or to stockholders subject to special treatment under U.S. federal income tax laws (such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, partnerships, and stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction).

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, state, local, foreign or other tax consequences of the reverse stock split.

Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the reverse stock split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Generally, the reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes. The aggregate adjusted basis of the post-reverse stock split shares will be the same as the aggregate adjusted basis of the pre-reverse stock split shares. The holding period of the post-reverse stock split shares will include a U.S. holder’s holding periods for the pre-reverse stock split shares.

The Federal income tax consequence of the receipt of an additional share of Common Stock in lieu of a fractional interest is not clear.  If the receipt of a portion of an additional share of Common Stock is taxed as a dividend, however, any tax liability association with such receipt is not expected to be material.

The Company will not recognize any gain or loss as a result of the reverse stock split.

PROPOSAL FOUR - RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the firm of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2010, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1993. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is not required by law or the Company's bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider its selection. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal 2009 and 2008:

	Fiscal 2009	Fiscal 2008
Audit fees	$350,500	$265,500
Audit-related fees	-	-
Tax fees	56,500	30,000
All other fees	-	-
Total	$407,000	$295,500

In the above table, "audit fees" for professional services for the audit of the Company's financial statements included in its Annual Report on Form 10-K for the years ended June 30, 2009 and 2008, and review of financial statements included in its quarterly reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings. "Tax fees" are fees for tax compliance, tax advice and tax planning. All fees described above were approved by the Audit Committee, pursuant to the pre-approved policy described below.

Pre-Approval Policy and Procedures

In accordance with the Audit Committee charter, the Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The Audit Committee may elect to delegate pre-approval authority to one or more designated Committee members in accordance with its charter. The Audit Committee has delegated to Mr. Adelman, as Chairman, the ability to pre-approve certain audit and non-audit services. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC's rules on auditor independence. The Audit Committee has considered whether the provision of the services noted above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

The Board recommends that the stockholders vote IN FAVOR OF the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 2009, by: (i) each stockholder who, based on publicly available records, is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock; (ii) each current director; (iii) each executive officer named in the "Summary Compensation Table" below (the "Named Executive Officers"); and (iv) all current directors and executive officers of the Company as a group. The address for each director and executive officer listed in the table below is c/o: Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085.

	Beneficial Ownership (1)
Name	Outstanding Shares of Common Stock		Shares Issuable Pursuant to Options Vested and Exercisable Within 60 Days of September 30, 2009	Percent of Total Shares Outstanding
Federated Investors, Inc. (2)	4,154,098		-	8.3%
Jason T. Adelman	-		50,593	*
Cynthia C. Bamdad	-		78,871	*
Joseph J. Buggy, Ph.D.	5,000		141,000	*
Robert W. Duggan (3)	12,388,222		-	24.8%
David J. Loury, Ph.D.	-		198,958	*
Minesh P. Mehta, M.D.	-		2,000	*
David D. Smith, Ph.D.	2,000		94,020	*
Richard A. Miller, M.D. (4)	326,798	(5)	1,484,000	3.5%
Leiv Lea (6)	20,893	(7)	667,250	1.4%

All current executive officers and
directors as a group (10 persons)	12,800,166		628,278	26.5%
_______________

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options which are vested and exercisable within sixty (60) days of the September 30, 2009 date of this table. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, all persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holders. The percentages of beneficial ownership are based on 50,054,582 shares of Common Stock outstanding as of September 30, 2009, adjusted as required by rules promulgated by the Commission. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within sixty (60) days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Derived from a Form 13G/A filed September 10, 2009. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, Pennsylvania, 15222

(3)	Mr. Duggan disclaims beneficial ownership of 649,112 shares held in managed accounts except to the extent of his pecuniary interest in those shares.

(4)	Dr. Miller resigned his position as President, Chief Executive Officer and a director effective September 10, 2008.

(5)	Based on a Form 4 filed March 20, 2008.

(6)	Mr. Lea resigned his position as Vice President, Finance and Administration and Secretary effective October 31, 2008.

(7)	Based on a Form 4 filed May 1, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that, during the period from July 1, 2008 to June 30, 2009, all officers, directors and beneficial owners of more than 10% of the outstanding Common Stock complied with all Section 16(a) requirements, with the exception of the following late filings: (a) Dr. Rice was late filing one Form 3 and one Form 4 and (b) Dr. Mehta was late filing one Form 3 and one Form 4.

EXECUTIVE OFFICERS

Executive officers of the company, and their ages as of September 30, 2009, are as follows:

Name	Age	Position
Robert W. Duggan	65	Chairman, Chief Executive Officer and Director
Glenn C. Rice, Ph.D.(1)	53	President, Chief Operating Officer and Director
Rainer M. Erdtmann	46	Vice President, Finance and Administration and Secretary
Joseph J. Buggy, Ph.D.	42	Vice President, Research
Ahmed Hamdy, M.D.	44	Chief Medical Officer
David J. Loury, Ph.D.	53	Vice President, Preclinical Sciences
(1)	Dr. Rice will end his employment with the Company effective mid-February, 2010.

See section entitled “Information with Respect to Director Nominees” above, for a brief description of the business experience and educational background of Mr. Duggan and Dr. Rice.

Mr. Erdtmann has served as Vice President, Finance and Administration and Corporate Secretary since February 2009.  Since 2002, he served as a managing director of Oxygen Investments, LLC, a manager of equity and real estate funds that he co-founded in December 2002. Prior to co-founding Oxygen, Mr. Erdtmann co-founded a real estate development company in Europe and was responsible for building up its organization and overseeing its finance division.  Mr. Erdtmann began his career in investment banking with Commerzbank in Frankfurt, Germany, and later joined Commerz International Capital Management as a portfolio manager for international clients.  He graduated with distinction from the Westfaelische Wilhelms Universitaet in Muenster, majoring in finance and banking.

Dr. Buggy  has served as Vice President, Research since September 2007. From May 2006 to August 2007, Dr. Buggy served as Senior Director, Cancer Biology. From November 2001 to April 2006, he served as Director, Department of Biology at Celera Genomics, a biotechnology company. From June 1996 to October 2001, he was a staff scientist at AXYS Pharmaceuticals, Inc., a biotechnology company. Prior to that Dr. Buggy worked as a scientist at Bayer Corporation in West Haven, CT. Dr. Buggy received a Ph.D. in Molecular, Cellular, and Developmental Biology from Indiana University and a B.S. degree in Microbiology from the University of Pittsburgh.

Dr. Hamdy has served as Chief Medical Officer since March of 2009. From July 2008 to February 2009, Dr. Hamdy served as Therapeutic Area Head at Elan Pharmaceuticals responsible for gastroenterology and autoimmune clinical development. Dr. Hamdy has also served as the General Medicine Therapeutic Area Head at PDL BioPharma from February 2006 to June 2008. From September 2004 to February 2006, Dr. Hamdy was a medical director at Johnson and Johnson/ALZA. From October 2000 to August 2004, Dr. Hamdy was a Senior Principal Scientist at Watson Pharmaceuticals. Dr. Hamdy received his M.D. (M.B.B.Ch) from Cairo University, Egypt.

Dr. Loury has served as Vice President, Preclinical Sciences since May 2006.  From April 2003 to May 2006, Dr. Loury served as Senior Director, Toxicology with Celera Genomics, a biotechnology company.  From June 2001 to April 2003, he was employed by Essential Therapeutics, Inc., a pharmaceutical company, as Director, Pharmacology and Toxicology.  From 1996 to 2001, Dr. Loury was employed by IntraBiotics Pharmaceuticals, Inc., most recently as Senior Director, Preclinical Development.  From 1986 to 1996 he worked in a variety of toxicology positions with Syntex/Roche Bioscience.  Dr. Loury received a Ph.D. in Pharmacology and Toxicology and a B.S. in Bio-Environmental Toxicology from the University of California, Davis.

EXECUTIVE COMPENSATION
Tax Considerations

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation to be paid to the Company's executive officers for the 2009 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance-based compensation to be paid to the Company's executive officers for fiscal 2010 will exceed that limit. The 2004 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of options granted under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

Severance and Change in Control Arrangements

The Company’s 2004 Plan provides that 50% of all unvested options shall become fully vested upon a change in control of the Company. The plan further provides that if the employee’s employment is terminated within twelve (12) months of a change in control, the remaining balance of unvested options shall become fully vested.

The Company has entered into a severance agreement with Dr. Loury under which Dr. Loury will be paid on year’s base salary upon his involuntary termination, provided such termination is not for cause, as defined in the agreement.

Separation Agreements

Richard Miller, the Company’s former president and chief executive officer, resigned from such positions effective September 10, 2008.  In connection with Dr. Miller’s resignation, the Company and Dr. Miller entered into a separation agreement, dated September 12, 2008, whereby the Company agreed to (i) pay Dr. Miller one year of salary in severance payments, a portion of which was paid in the same intervals and amounts as his regular paycheck from the date following the termination of his employment with the Company until the end of the 2008 calendar year, and the remainder of which was paid in a lump sum payment on January 2, 2009, (ii) accelerate vesting of all of Dr. Miller’s outstanding options on October 1, 2008 with each option expiring on October 1, 2011 and (iii) provide health care benefits to Dr. Miller for 12 months following the termination of his employment with the Company.  In exchange, Dr. Miller agreed to cooperate with the Company in providing a smooth and orderly transition of his former job responsibilities to other employees of the Company until the end of the 2008 calendar year and to release the Company from any and all claims that legally can be released.

Leiv Lea, the Company’s former vice presdient, finance and administrator and secretary, resigned from such positions effective October 31, 2008.  In connection with Mr. Lea’s resignation, the Company and Mr. Lea entered into a separation agreement, dated September 12, 2008, whereby the Company agreed to (i) pay Mr. Lea one year of salary in severance payments, a portion of which was paid in the same intervals and amounts as his regular paycheck from the date following the termination of his employment with the Company until the end of 2008 calendar year, and the remainder of which was paid in a lump sum payment on January 2, 2009, (ii) accelerate vesting of all of Mr. Lea’s outstanding options on November 1, 2008 with each option expiring on November 1, 2011, and (iii) provide health care benefits to Mr. Lea for 12 months following the effective date of his resignation.  In exchange, Mr. Lea agreed to cooperate with the Company in providing a smooth and orderly transition of his former job responsibilities to other employees of the Company until the end of 2008 calendar year and to release the Company from any and all claims that legally can be released.

Retirement Plans

We maintain a 401(k) Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  In fiscal 2009, the Company matched 50% of all participant contributions up to a maximum of $1,500 per employee.  The Company does not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

Summary Compensation Table

The following table sets forth all compensation awarded to, paid or earned by the following type of executive officers for each of the Company’s last two completed fiscal years: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the fiscal year ended June 30, 2009; (ii) the Company’s two most highly compensated executive officers, other than the chief executive, who were serving as executive officers at the end of the fiscal year ended June 30, 2009; and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended June 30, 2009 (of which there were two).  We refer to these individuals collectively as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Robert W. Duggan (3) Chairman and Chief Executive Officer	2009	-	-	-		-
Joseph J. Buggy, Ph.D.	2009	192,115	88,605	1,500	(4)	282,220
Vice President, Research	2008	181,714	66,434	-		248,148
David J. Loury, Ph.D.	2009	265,215	129,111	1,500	(4)	395,826
Vice President, Preclinical Sciences	2008	210,000	80,927	1,500	(4)	292,427
Richard A. Miller, M.D. (5)	2009	121,562	109,685	1,736,092	(6)	1,967,339
	2008	438,973	645,273	1,500	(4)	1,085,746
Leiv Lea (7)	2009	97,484	45,733	911,544	(8)	1,054,761
	2008	257,584	260,478	1,500	(4)	519,562

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company's 401(k) plan.

(2)
The Company's share-based compensation program includes incentive and non-statutory stock options. Amounts reflect the dollar amount recognized for financial statement reporting purposes, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Share-Based Payment and thus include amounts from outstanding stock option awards granted in and prior to the indicated fiscal year, as applicable.  Assumptions used in the calculation of these amounts are disclosed in Note 1 to the Company’s Financial Statements for the fiscal year ended June 30, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 22, 2009.  However, as required, amounts exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
Mr. Duggan has declined any compensation from the Company.  Mr. Duggan became the Company’s Interim Chief Executive Officer on September 10, 2008 and became the Company’s Chief Executive Officer on February 12, 2009.

(4)	Consists of the Company’s matching contribution under its 401(k) plan.

(5)	Dr. Miller resigned his position as President and Chief Executive Officer effective September 10, 2008.

(6)
Consists of cash severance payments of $438,973, stock compensation expense of $1,207,841 associated with the acceleration of vesting and extension of the exercise period of Dr. Miller’s options pursuant to his severance agreement, payment of accrued paid time-off of $75,976, payment of COBRA insurance premiums of $11,802 and a $1,500 Company matching contribution under its 401(K) plan.

(7)	Mr. Lea resigned his position as Vice President, Finance and Administration and Secretary effective October 31, 2008.

(8)
Consists of cash severance payments of $267,883, stock compensation expense of $583,995 associated with the acceleration of vesting and extension of the exercise period of Mr. Lea’s options pursuant to his severance agreement, payment of accrued paid time-off of $46,364, payment of COBRA insurance premiums of $11,802 and a $1,500 Company matching contribution under its 401(K) plan.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock options by the named executives. Each option grant is shown separately for each named executive. The vesting schedule for each option grant is shown following this table.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Robert W. Duggan	-		-	-	-
Joseph J. Buggy, Ph.D.	54,000	(1)	-	4.16	05/23/16
	30,000	(2)	-	2.76	03/13/17
	40,000	(2)	-	2.44	09/17/17
	54,687	(2)	70,313	0.86	03/18/18
	-	(3)	151,000	0.75	03/03/19
David J. Loury, Ph.D.	65,000	(1)	-	4.16	05/23/16
	32,812	(2)	42,188	2.76	03/13/17
	54,687	(2)	70,313	0.86	03/18/18
	62,961	(4)	137,039	1.35	11/04/18
	-	(3)	100,000	0.75	03/03/19
Richard A. Miller, M.D.	75,000	(5)	-	58.06	06/06/10
	114,000	(5)	-	27.51	05/25/11
	120,000	(5)	-	7.39	10/01/11
	84,000	(5)	-	4.25	10/01/11
	80,000	(5)	-	5.25	10/01/11
	40,000	(5)	-	7.10	10/01/11
	61,000	(5)	-	11.21	10/01/11
	175,000	(5)	-	7.76	10/01/11
	250,000	(5)	-	4.16	10/01/11
	210,000	(5)	-	2.76	10/01/11
	275,000	(5)	-	0.86	10/01/11
Leiv Lea	20,000	(5)	-	58.06	06/06/10
	50,000	(5)	-	27.51	05/25/11
	40,000	(5)	-	7.39	11/01/11
	40,000	(5)	-	4.25	11/01/11
	55,000	(5)	-	4.47	11/01/11
	32,250	(5)	-	11.21	11/01/11
	60,000	(5)	-	7.76	11/01/11
	110,000	(5)	-	4.16	11/01/11
	110,000	(5)	-	2.76	11/01/11
	150,000	(5)	-	0.86	11/01/11

(1)
25% of the shares subject to the option vest on the one year anniversary of the date of grant and the remaining shares subject to the option vest in a series of 36 equal and successive monthly installments thereafter.

(2)	Each of the options vest in forty-eight (48) equal installments beginning on the date of grant.

(3)	Option vests in four equal annual installments beginning March 3, 2010, subject to the satisfaction of certain performance criteria with respect to each annual period.

(4)	Option vests in a series of five equal and successive annual installments measured from November 4, 2008.

(5)	Options are fully vested.

None of our Named Executive Officers exercised any of his stock options in fiscal 2009 and as a result, there was no value realized.

DIRECTOR COMPENSATION

Cash Compensation

Prior to October 10, 2008, the Company’s non-employee directors received a quarterly retainer of $3,750 and a payment of $1,000 for attending each meeting of the Board.  Committee chairmen received an additional $1,000 per Committee meeting attended.

The Board amended the compensation of its non-employee directors for services subsequent to October 10, 2008.  Following such date, each non-employee director received $30,000 per annum for their Board service, payable quarterly, and $500 for each Board committee meeting attended.  Each committee chairman received $1,000 (instead of $500) for each Board committee meeting attended.  Board members may elect to receive their compensation in the form of non-qualified stock options with a face value equal to three (3) times the amount of cash compensation earned.

Equity Compensation

Each non-employee Director receives an automatic option grant to purchase 10,000 shares on the day they become a member of the Board with an exercise price of one hundred (100%) of the fair market value on the date of grant (“Initial Option”).  Each non-employee Director of the Company receives an annual automatic grant on the day of the Company’s Annual Meeting of a non-qualified stock option to purchase 7,500 shares with an exercise price of one hundred (100%) of the fair market value on the date of grant (“Annual Replenishment Option”), providing that the Director has served as a Director for at least the six (6) months prior to the Annual Meeting.

All Director option grants are nonstatutory stock options subject to the terms and conditions of the 2004 Plan.  Each Initial Option vests at the rate of 1/60th per month over sixty (60) months from the date of grant of the Initial Option, and each Annual Replenishment Option vests at the rate of 1/12th per month over twelve (12) months from the date of grant of the Annual Replenishment Option.  Furthermore, Initial Options and Annual Replenishment Options vest only during the optionholder’s service as a Board member; provided however, that the Compensation Committee has the power to accelerate the time during which an option granted to a Director may vest.

Initial Options and Annual Replenishment Options terminate upon the earlier of (i) ten (10) years after the date of grant or (ii) thirty-six (36) months after the date of termination of the optionholder’s service as a Board member.

During the fiscal year ended June 30, 2009, Mr. Adelman, Dr. Bamdad, Dr. Mehta, Dr. Rice and Dr. Smith each received Initial Options to acquire 10,000 shares of common stock at exercise prices of $0.91, $1.92, $2.30, $2.30, and $1.92, per share, respectively.

The following table sets forth the compensation earned or awarded to the Company’s non-employee directors during the fiscal year ended June 30, 2009.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Current Directors:	($) (1)	($) (2)	($)
Robert W. Duggan	-	-	-
Jason T. Adelman	18,500	23,467	41,967
Cynthia C. Bamdad, Ph.D.	24,000	34,271	58,271
Minesh P. Mehta, M.D.	36,250	2,430	38,680
Glenn C. Rice, Ph.D.(3)	18,750	41,249	59,999
David D. Smith, Ph.D.	30,500	49,617	80,117
Former Directors:
Miles R. Gilburne	5,750	27,102	32,852
James L. Knighton	23,250	74,509	97,759
Richard M. Levy, Ph.D.	4,750	19,226	23,976
Christine A. White, M.D.	5,750	21,319	27,069

(1)
See the section entitled “Director Compensation - Cash Compensation”, above, for a description of the cash compensation program for the Company’s non-employee directors during the fiscal year ended June 30, 2009. Amounts earned in one year and paid in the following year are, for purposes on this table only, accounted for in the year earned. Includes fees with respect to which directors elected to receive option shares in lieu of such fees. The following directors received option shares in the amounts set forth below in lieu of the fees set forth below (includes fees forgone earned in the fourth quarter of fiscal 2009 where the related options were granted the first day of fiscal 2010):

Current Directors:	Fees Forgone	Option Shares Received in Lieu Of Cash
Jason T. Adelman	$18,500	50,593
Cynthia C. Bamdad, Ph.D.	24,000	76,871
Glenn C. Rice, Ph.D.	18,750	60,836
David D. Smith, Ph.D.	30,500	92,020
Former Directors:
Miles R. Gilburne	5,750	8,097
James L. Knighton	23,250	70,616
Richard M. Levy, Ph.D.	3,750	5,281
Christine A. Whilte, M.D.	2,875	4,049

(2)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Share-Based Payment, and include amounts attributable to awards granted in and prior to fiscal 2008. Assumptions used in the calculation of these amounts are disclosed in Note 1 to the Company’s Financial Statements for the fiscal year ended June 30, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 22, 2009. However, as required, amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See the section entitled “Director Compensation - Equity Compensation”, above, for a description of the Company’s cash compensation policy for non-employee directors and the specific terms of the stock options granted to the Company’s non-employee directors during the fiscal year ended June 30, 2009. The grant date fair value of option awards granted in fiscal year 2009 is as follows:

Current Directors:	Grant Date	Grant Date Fair Value
Jason T. Adelman	02/05/09	$6,521
	04/01/09	22,949
		29,470
Cynthia C. Bamdad, Ph.D.	10/09/08	12,659
	01/02/09	32,440
		45,009
Minesh P. Mehta, M.D.	09/10/08	15,138
		15,138
Glenn C. Rice, Ph.D.	09/10/08	15,138
	10/01/08	7,425
	01/02/09	31,394
		53,957
David D. Smith, Ph.D.	10/09/08	12,659
	01/02/09	31,394
	04/01/09	16,392
		60,445
Former Directors:
Miles R. Gilburne	07/01/08	11,262
	10/01/08	11,384
		22,646
James L. Knighton	07/01/08	13,222
	10/01/08	13,365
	12/12/08	6,168
	01/02/09	34,533
		67,288
Richard M. Levy, Ph.D.	07/01/08	7,345
	10/01/08	7,425
		14,770
Christine A. Whilte, M.D.	07/01/08	5,631
	10/01/08	5,693
		11,324

The aggregate number of stock options outstanding as of June 30, 2009 is as follows: 35,403 shares for Mr. Adelman, 67,406 shares for Dr. Bamdad, 10,000 shares for Dr. Mehta, 83,700 shares for Dr. Smith, 166,988 shares for Mr. Gilburne, 166,311 shares for Mr. Knighton, 118,452 shares for Dr. Levy, and 49,863 shares for Dr. White. There were no options that were repriced or otherwise materially modified during fiscal year 2008. Mr. Gilburne, Mr. Knighton, Dr. Levy and Dr. White forfeited 2,500, 12,875, 2,500 and 8,500 options, respectively, associated with their resignations as Board Members.

(3)
Represents compensation earned by Dr. Rice prior to his appointment as President and Chief Operating Officer in March 2009.  Dr. Rice will end his employment with the Company effective mid-February, 2010.

Securities Authorized For Issuance Under Equity Compensation Plans

The table below shows, as of June 30, 2009, information for all equity compensation plans previously approved by stockholders and for all compensation plans not previously approved by stockholders.

Equity Compensation Plan Information

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued	Weighted-average	compensation plans
	upon exercise of	exercise price of	(excluding securities
	outstanding options, warrants and rights	outstanding options, warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c) (1)
Equity compensation plans
approved by security holders (2)	8,452,899	$4.94	1,122,956
Equity compensation plans not
approved by security holders	-	-	-
Total	8,452,899	$4.94	1,122,956
_______________

(1)           Includes approximately 478,572 shares issuable under the Company's Employee Stock Purchase Plan.

(2)           Includes our:

•	2004 Equity Incentive Award Plan
•	1995 Stock Option Plan
•	1995 Non-Employee Director Stock Option Plan
•	Employee Stock Purchase Plan

BOARD AUDIT COMMITTEE REPORT *

The Audit Committee of the Board is comprised of three (3) independent directors (as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules listing standards) and operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended June 30, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement of Accounting Standard 61, as amended (AICPA, Professional Standards Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the retention of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

Jason T. Adelman (chairman)
Cynthia C. Bamdad
Minesh P. Mehta
_______________

* The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan to Company

In December 2008, the Company borrowed $5,000,000 and in March 2009, borrowed $1,400,000 from an affiliate of Robert W. Duggan, the Company’s Chairman of the Board and Chief Executive Officer.  Under the terms of the unsecured loans, the Company was to repay the principal sum of $6,400,000 on the earlier of (i) July 1, 2010 or (ii) upon the closing of an equity offering or rights offering by the Company.  The loans bore interest as follows: (i) 1.36% from December 30, 2008 until March 31, 2009, and (ii) the rate of interest in effect for such day as publicly announced from time to time by Citibank N.A. as its “prime rate” from April 1, 2009 until December 31, 2009.  Interest was to be paid annually.  The full $6,400,000 amount of the loans plus accrued interest was repaid in August 2009 in connection with July closing of the Company’s rights offering.

Indemnity Agreements

The Company's restated certificate of incorporation and bylaws provide for indemnification of directors, officers and other agents of the Company. Each of the current directors and officers of the Company have entered into separate indemnification agreements with the Company.

ANNUAL REPORT

A copy of the Company's Annual Report for the year ended June 30, 2009 has been included with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the year ended June 30, 2009 with the Securities and Exchange Commission. A copy of the Form 10-K has been included with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Stockholders may obtain additional copies of the Form 10-K, without charge, by writing to Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085, Attn: Secretary.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

THE BOARD OF DIRECTORS

Dated: November __, 2009

ANNEX A

FORM OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHARMACYCLICS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

PHARMACYCLICS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The following paragraph is hereby added as a new paragraph at the bottom of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read as follows:

“Effective as of 5:00 p.m. (Eastern Time) on the date of filing (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be, and hereby is, combined into [one-Xth (1/X)]1 of a share of common stock, par value $0.0001 per share (the “New Common Stock”). Each outstanding stock certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to Effective Time by [one-Xth (1/X)] and rounding such number up to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The Company shall not issue or deliver any fractional shares of New Common Stock. In lieu thereof, shares of Old Common Stock that are not evenly divisible will be rounded up to the nearest whole share of New Common Stock.  Shares of common stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of common stock.”

2.           The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

1  “1/X” represents a fraction, up to 1-for-3, to be determined by the Board of Directors, such that references to “1/X” or “one-Xth” are to a number no greater than 1/3, as selected by the Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and acknowledged by its Secretary on this    th day of               , 20__.

Pharmacyclics, Inc.

By:
Title:

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record.  This Proxy Statement and our Annual Report on Form 10-K for
the fiscal year ended June 30, 2009 are available at: http://www.ir.pharmacyclics.com/2009annual.cfm

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This proxy, when properly executed, will be voted as specified below, if no specification is made, this Proxy will be voted FOR the election of the directors listed below and FOR the other proposals.

A  Election of Directors
1. The Board of Directors recommends a vote FOR each of the directors listed below. To elect the following directors to serve until the next annual meeting of stockholders or until their successors are duly entitled and qualified.

	For	Withold		For	Withold		For	Withold
01 — Jason T. Adelman	[ ]	[ ]	04 - Minesh Mehta, Ph.D.	[ ]	[ ]	07 — Richard A. van den Broek	[ ]	[ ]

	For	Withold		For	Withold
02 — Cynthia Bambad, Ph.D.	[ ]	[ ]	05 - Glenn C. Rice, Ph.D.	[ ]	[ ]

	For	Withold		For	Withold
03 — Robert W. Duggan	[ ]	[ ]	06 — David D. Smith, Ph.D.	[ ]	[ ]

B Proposals
The Board of Directors recommends a vote FOR the following proposals.

2. to amend the Company’s 2004 Equity Incentive Award Plan (the “2004 Plan”) in order to increase the total number of shares of common stock authorized for issuance over the term of the 2004 Plan by an additional 2,000,000 shares;
	For	Against	Abstain
	[ ]	[ ]	[ ]

3. to consider and vote upon a proposal to authorize the Board of Directors, at its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation to effectuate a reverse stock split of the Company’s issued and outstanding shares of Common Stock, by a ratio of up to 1-for-3, without further approval or authorization of the Company’s Stockholders; and
	For	Against	Abstain
	[ ]	[ ]	[ ]

4. to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.	For	Against	Abstain
	[ ]	[ ]	[ ]

Proxy — Pharmacyclics, Inc.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign your name(s) exactly as it appears hereon.

Signature 1- Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Annual Meeting of Stockholders, December 18, 2009

This Proxy is Solicited on Behalf of the Board of Directors of Pharmacyclics, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints Robert W. Duggan and Rainer Erdtmann, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Pharmacyclics, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting Of Stockholders of the Company to be held at the Company’s facility, 995 East Argues Avenue, Sunnyvale, CA 94085 on Friday, December 18, 2009 at [     ] (the “Annual Meeting”), and at any adjoumment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE.	SEE REVERSE SIDE